OMB APPROVAL
OMB Number: 3235-0060 Expires: January 31, 2008 Estimated average burden hours per response....38.0

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 21, 2007
LEXARIA CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	333-132134 (Commission File Number)	20-2000871 (IRS Employer Identification No.)
#604 – 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8
Registrant's telephone number, including area code: (604) 602-1675
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒

Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

1.

On June 21, 2007, the Company acquired an assignment of a 10% gross working interest in an Area of Mutual Interest (AMI) formerly held by Brinx Resources Ltd, a non-related company, in up to 50-well oil & gas wells to be drilled, and any future development prospects thereof associated, located in Mississippi, USA. Interest in seven wells previously drilled under the conditions of the AMI remain the property of Brinx Resources Ltd. and are not affected by this transaction, while the right to assume the 10% gross working interest in the remaining 43 wells and any future development prospects thereof, now belongs to the Company. Because the Company already had a 40% gross working interest in this AMI, as a result of this transaction, the Company will from this date forward have a 50% gross working interest in the AMI.

2.

2.

On June 23, 2007, The Company acquired an assignment of a 10% gross working interest in 12 previously drilled oil & gas wells and any future development prospects thereof associated, formerly held by 0743868 BC Ltd, a non-related company. Because the Company already had a 20% gross working interest in these same 12 oil & gas wells and development prospects, as a result of this transaction the Company will from this date forward have a 30% gross working interest in the 12 oil & gas wells and development prospects. The Company is obligated to make cash payments of US$520,000 over approximately a one-year period to complete this transaction.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
99.1	Assignment Agreement with Brinx Resources
99.2	Assignment Agreement with 0743868 BC Ltd

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 25, 2007

(Signature)	Lexaria Corp. By: “/s/ Chris Bunka” Chris Bunka President & CEO